Exhibit 1.A.(11)

       Memorandum describing issuance, transfer and redemption procedures

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           DESCRIPTION OF ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES
        FOR INDIVIDUAL FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICIES
                                    ISSUED BY
                 TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY


         This document sets forth the administrative procedures, as required by Rule 6e-3(T)(b)(12)(iii), that will be followed by Transamerica Occidental Life Insurance Company (the "Company") in connection with the issuance of Transamerica Elite, its individual flexible premium variable life insurance policy ("Policy" or "Policies") and acceptance of payments thereunder, the transfer of assets held thereunder, and the redemption by owners of the Policy ("owners") of their interests in those Policies. Terms used herein have the same definitions as in the prospectus for the Policy that is included in the current registration statement on Form S-6 for the Policy (File No. 333-91851/811-09715) as filed with the Securities and Exchange Commission ("SEC").

I. PROCEDURES RELATING TO PURCHASE AND ISSUANCE OF THE POLICIES AND ACCEPTANCE OF PREMIUMS

         A.       OFFER OF THE POLICIES, APPLICATION, INITIAL PREMIUM, AND
                  ISSUANCE

                  OFFER OF THE POLICIES. The Policies are offered and issued pursuant to underwriting standards in accordance with state insurance laws for an initial premium determined by the owner, who also has the flexibility to determine the frequency and the amount of premiums to be paid under the Policy. However, before the Policy is issued, the Company may require the owner to pay a premium at least equal to a minimum no lapse premium set forth in the Policy. Insurance is based on the principle of pooling and distribution of mortality risks, which assumes that each owner pays an initial premium commensurate with the insured's mortality risk as actuarially determined utilizing factors such as age, gender, and rate class of the insured. Uniform premiums for all insureds would discriminate unfairly in favor of those insureds representing greater risk. Although there is no uniform premium for all insureds, there is a uniform premium for all insureds of the same rate class, age, and gender and same specified amount.

                  APPLICATION. Persons wishing to purchase a Policy must complete an application and submit it to the Company or through any licensed life insurance agent who is also a registered representative of a broker-dealer having a selling agreement with the principal underwriter for the Policy. The application must specify the name of the insured(s) and provide certain required information about the insured. The application generally is accompanied by an initial premium, designate premium allocation percentages, and name the beneficiary. The initial premium is determined by the owner, although, before the Policy is issued, the Company may require the owner to pay a premium at least equal to a minimum no lapse premium set forth in the Policy. Additional premium payments must be at least $50. The owner determines the specified amount for a Policy based on the initial premium paid and other characteristics of the proposed insured, such as age, gender and rate class. The minimum specified amount for a Policy when issued is $100,000 for all issue ages. The specified amount cannot be decreased below $100,000. If the specified amount is $250,000 or more, then the specified amount cannot be decreased below $250,000.

                  RECEIPT OF APPLICATION AND UNDERWRITING. Upon receipt of the initial premium and a completed application in good order from an applicant, the Company will follow underwriting procedures for life insurance designed to determine whether the proposed insured is insurable. This process may involve such verification procedures as medical examinations and may require that further information be provided about the proposed insured before a determination can be made.

                  The underwriting process determines the rate class to which the insured is assigned if the application is accepted. The Policy uses mortality tables that distinguish between men and women; as a result, the Policy pays different benefits to men and women of the same age. The Company currently places insureds in the following standard rate classes:

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                  o        ultimate select, non-tobacco use;
                  o        select, non-tobacco use;
                  o        ultimate standard, tobacco use;
                  o        standard, tobacco use; and
                  o        juvenile (under age 18).

                  The Company also places insureds in various substandard rate classes, which involve a higher mortality risk and higher charges. The Company charges lower cost of insurance rates to insureds who are in an "ultimate" class. For Policies with a specified amount of $250,000 or more, the Company generally charges a lower rate. An ultimate class is only available if, because of the specified amount the owner has chosen, the Company's underwriting guidelines require the insured to take a blood test.

                  The Company reserves the right to reject an application for any reason permitted by law. [If an application is rejected, any premium received will be returned, without interest.]

                  ISSUANCE OF POLICY. When the underwriting procedure has been completed, the application has been approved, and an initial premium of sufficient amount has been received, the Policy is issued. This is the Policy date.

                  The Policy date is the date when the Company's underwriting process is complete, full life insurance coverage goes into effect and the Company begins to make the monthly deductions. The Policy date is shown on the schedule page of the Policy. It is also the date when, depending on the laws of the state governing the Policy (usually the state where the insured lives), the Company allocates the initial premium, minus monthly deductions, either to the reallocation account (currently the fixed account) or to the fixed account and the subaccounts selected on the Policy application. If the applicant's state requires the Company to return the initial premium in the event the free-look period is exercised, then the Company will allocate the initial premium on the Policy date to the reallocation account until the reallocation date. The reallocation date is the record date (the date the Company records the Policy on the books as an in force Policy) plus the number of days in that state's free look period, plus five days. The Company measures Policy months, years, and anniversaries from the Policy date.

                  INITIAL PREMIUM AND CONDITIONAL COVERAGE. An applicant must generally pay an initial premium with the application. Conditional coverage becomes effective on the later of

                  o        the date of the application; or
                  o the date the insured completes all of the medical tests and examinations; or
                  o the date of issue, if any, requested on the application.

                  The amount of conditional coverage is the lesser of the specified amount applied for or $300,000, reduced by all amounts payable under all life insurance applications that the insured has in force or pending with the Company. Conditional coverage continues until the application is approved or other conditions specified in the prospectus are met.

                  TAX-FREE EXCHANGES (1035 EXCHANGES). The Company will accept initial premium money from one or more contracts insuring the same insured that qualify for a tax-free exchange under
                  Section 1035 of the Internal Revenue Code.


         B.       ADDITIONAL PREMIUMS

                  ADDITIONAL PREMIUMS PERMITTED. The owner generally has flexibility to determine the frequency and the amount of the premiums to be paid under the Policy. Premium payments must be at least $50 if paid monthly and $600 if paid annually. The Company will not allow the owner to make additional premium payments if it would cause the total premiums paid to exceed the

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                  current maximum premium limitations which qualify the Policy as life insurance according to federal tax laws and regulations. If the owner makes a premium payment that would cause the total premiums to be greater than the maximum premium limitations, the Company will return any excess portion of the premium payment. The Company will not permit any additional premium payments until they are allowed by the maximum premium limitations. The Company also reserves the right to refund a premium if such premium would increase the death benefit by more than the amount of the premium.

                  An owner may pay premiums by any method the Company deems acceptable. The Company will also accept premium payments by wire transfer. The Company will treat any payment made as a premium repayment unless it is clearly marked as a loan payment.

         C.       CREDITING PREMIUMS

                  INITIAL PREMIUM. On the Policy date, the initial premium will be allocated either to the reallocation account or to the fixed account and the subaccounts selected on the Policy application. Once the Company determines that the insured meets its underwriting requirements, full insurance coverage begins and the Company begins to make monthly deductions from the premium. If the applicant's state requires the Company to return the initial premium in the event the free-look period is exercised, then the Company will allocate the initial premium on the Policy date to the reallocation account until the reallocation date. While held in the fixed account, premium(s) will be credited with interest at the current fixed account rate The reallocation date is the record date (the date the Company records the Policy on the books as an in force Policy) plus the number of days in that state's free look period, plus five days.

                  On any day that the Company credits premiums or transfers cash value to a subaccount, the Company will convert the dollar amount of the premium (or transfer) into subaccount units at the unit value for that subaccount, determined at the end of that valuation date. The Company will credit amounts to the subaccounts only on a valuation date, that is, on a date the New York Stock Exchange ("NYSE") is open for trading.

         D. PLANNED PERIODIC PAYMENTS. The owner determines a planned periodic payment schedule which allows the owner to pay level premiums at fixed intervals over a specified period of time. The owner is not required to pay premiums according to this schedule. The owner may change the amount, frequency, and the time period over which the owner makes planned periodic payments.

                  Even if the owner makes planned periodic payments on schedule, the Policy may still lapse. The duration of the Policy depends on the Policy's net surrender value. If the net surrender value is not high enough to the pay the monthly deduction when due (and the no lapse period has expired) then the Policy will lapse (unless the owner makes the payment the Company specifies during the 61-day grace period).

         E. NO LAPSE PERIOD; PREMIUMS DURING A GRACE PERIOD AND PREMIUMS UPON REINSTATEMENT.

                  The full initial premium is the only premium the owner is required to pay under the Policy. However, the owner greatly increases the risk of lapse if the owner does not regularly pay premiums at least as large as the current minimum no lapse premium.

                  Until the no lapse date (that is, until the end of the third Policy year), the Company guarantees that the Policy will not lapse, so long as the owner has paid total premiums (MINUS any withdrawals, MINUS any outstanding loans and MINUS any pro rata decrease charge) that equal or exceed the sum of the monthly minimum no lapse premium in effect for each specific month from the Policy date up to and including the current month. If the owner takes a withdrawal, or takes out a loan, or if the owner decreases the specified amount, the owner may need to pay additional premiums in order to keep the no lapse guarantee in place.

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                  The initial minimum no lapse premium is shown on the Policy's schedule page, and depends on a number of factors, including the age, gender, and rate class of the proposed insured, and the specified amount requested. The minimum no lapse premium will change if the owner changes death benefit options, decreases the specified amount or adds or increases a rider. If the minimum no lapse premium changes, the Company will notify the owner of the change and its effective date.

                  AFTER THE THIRD POLICY YEAR (THAT IS, AFTER THE NO LAPSE PERIOD), PAYING THE CURRENT MINIMUM NO LAPSE PREMIUM EACH MONTH WILL NOT NECESSARILY KEEP THE POLICY IN FORCe. The owner may need to pay additional premiums to keep the Policy in force.

                  As long as the no lapse period is in effect, the Policy will not lapse and no grace period will begin, even if the net surrender value is insufficient to pay the monthly deductions. Each month the Company determines whether the no lapse period is still in effect. The no lapse period will end immediately if the owner does not pay sufficient minimum no lapse premiums. The owner must pay total premiums (minus withdrawals, loans, and any pro rata decrease charge) that equals or exceeds the sum of the monthly minimum no lapse premium from the Policy date up to and including the current month.

                  If the net surrender value is less than the amount of the monthly deduction due on any Monthiversary and the no lapse period is no longer in effect, then the Policy will be in default and a grace period will begin. The grace period will end 61 days after the date on which the Company sends a grace period notice stating the amount required to be paid and the final date by which the Company must receive the payment. The notice will be sent to the owner's last known address and to any assignee of record. The Policy does not lapse, and the insurance coverage continues, until the expiration of this grace period.

                  If the grace period ends and the no lapse period is no longer in effect, all coverage under the Policy will terminate without value. The Company will reinstate the Policy for five years after the lapse (and prior to the maturity date) if:

                  o        the owner submits a reinstatement application;
                  o the insured meets the Company's insurability requirements; and
                  o the owner makes a premium payment large enough to cover
                           o        three monthly deductions; and
                           o any surrender charge calculated from the Policy date to the reinstatement date. (Although the Company does not currently assess this charge, it reserves the right to do so in the future.)

         F. ALLOCATIONS OF INITIAL PREMIUM AMONG THE FIXED ACCOUNT AND THE SUBACCOUNTS

                  THE SEPARATE ACCOUNT. An owner may allocate premiums to up to 12 of the subaccounts of the Transamerica Occidental Life Separate Account VUL-3 (the "separate account"). The separate account currently consists of 30 subaccounts, the assets of which are used to purchase shares of a designated corresponding investment portfolio of a fund. Each fund is registered under the Investment Company Act of 1940, as amended, as an open-ended management investment company. Additional subaccounts may be added from time to time to invest in other portfolios of a fund or any other investment company.

                  When an owner allocates an amount to a subaccount (either by premium allocation, transfer of cash value or repayment of a Policy loan), the Policy is credited with units in that subaccount. The number of units is determined by dividing the amount allocated, transferred or repaid to the subaccount by the subaccount's unit value for the valuation date when the allocation or transfer request or repayment is received at the Company's administrative office. A subaccount's unit value is determined for each valuation period by multiplying the value of a unit for a subaccount for the prior valuation period by the net investment factor for the subaccount for the current

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                  valuation period. The unit value for each subaccount was
                  arbitrarily set as $10 at the time the subaccount commenced operations. The net investment factor is an index used to measure the investment performance of a subaccount from one valuation period to the next.

                  THE FIXED ACCOUNT. Owners also may allocate premiums to the fixed account, which guarantees principal and a minimum fixed rate of interest. Money allocated or transferred to the fixed account will earn interest at a current interest rate in effect at that time. The interest rate will equal at least 3%.

                  ALLOCATIONS OF PREMIUMS AMONG THE SEPARATE ACCOUNT AND THE FIXED ACCOUNT. Premiums are allocated to the subaccounts and the fixed account in accordance with the following procedures:

                  GENERAL. In the application for the Policy, the owner will specify the percentage of each premium to be allocated to each subaccount of the separate account and/or the fixed account. The percentage of each premium that may be allocated to any subaccount or the fixed account must be a whole number, and the sum of the allocation percentages must be 100%. If the owner selects standard dollar cost averaging, then the owner must have at least $5,000 in each subaccount from which the Company will make transfers and the owner must transfer a total of $100 monthly. If the owner selects asset rebalancing, the cash value of the Policy (or initial premium if a new Policy) must be at least $5,000.

                  Allocation percentages may be changed at any time by the owner submitting a written notice or telephone instructions to the Company's administrative office. In the future, the Company may decide that the minimum amount that can be allocated to a particular subaccount is 1% of each premium payment.

         G.       LOAN REPAYMENTS AND INTEREST PAYMENTS

                  REPAYING LOAN AMOUNT. The owner may repay all or part of the loan amount at any time while the Policy is in force and the insured is living. The loan amount is equal to the sum of all outstanding Policy loans including both principal plus any accrued interest. Loan repayments must be sent to the Company's administrative office and will be credited as of the date received. If the death benefit becomes payable while a Policy loan is outstanding, the loan amount will be deducted in calculating the death benefit.

                  ALLOCATION FOR REPAYMENT OF POLICY LOANS. At each Policy anniversary, the Company will compare the amount of the outstanding loan to the amount in the loan reserve. At such time, if the amount of the outstanding loan exceeds the amount in the loan reserve, the Company will withdraw the difference from the subaccounts and the fixed account and transfer it to the loan reserve, in the same manner as when a loan is made. If the amount in the loan reserve exceeds the amount of the outstanding loan, the Company will withdraw the difference from the loan reserve and transfer it to the subaccounts and the fixed account in the same manner as current premiums are allocated. No charge will be imposed for these transfers, and these transfers are not treated as transfers in calculating the transfer charge. The Company reserves the right to require a transfer to the fixed account if the loans were originally transferred from the fixed account.

                  INTEREST ON LOAN RESERVE. The amount in the loan reserve will be credited with interest at a minimum guaranteed annual effective rate of 4%. See "Policy Loans" below. Any interest earned that is in excess of the amount of the outstanding loan amount will be transferred on the Policy anniversary to the subaccounts and the fixed account in accordance with the instructions for premium allocations then in effect.

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II.      TRANSFERS

         A.       TRANSFERS AMONG THE SUBACCOUNTS AND THE FIXED ACCOUNT

                  The owner may transfer cash value between and among the subaccounts of the separate account and, subject to certain special rules, to and from the fixed account.

                  In any Policy year, the owner may make an unlimited number of transfers; however, the Company imposes a transfer charge of $10 for the 13th and each additional transfer in a Policy year. For purposes of the transfer charge, all transfer requests made in one day are considered one transfer, regardless of the number of subaccounts affected by the transfer. Any unused "free" transfers do not carry over to the next year.

                  There is no minimum amount that must be transferred from each subaccount or the fixed account. There is no minimum amount that must remain in a subaccount following a transfer. Requests to transfer from the fixed account must be received by the Company during the 30-day period following the end of each Policy year, unless the owner has selected dollar cost averaging, and transfers are limited to one per Policy year. The maximum amount that may be transferred amount from the fixed account to the subaccounts in any Policy year is limited to the greater of: 25% of the cash value in the fixed account on the date of the transfer; or the amount transferred from the fixed account in the immediately prior Policy year.

                  The Policy, as applied for and issued, will automatically receive telephone transfer privileges unless the owner provides other instructions. The telephone transfer privileges allow the owner to give authority to the registered representative or agent of record for the Policy to make telephone transfers and to change the allocation of future payments among the subaccounts and the fixed account on the owner's behalf according to the owner's instructions.

                  The Company reserves the right to modify, restrict, suspend, or eliminate the transfer privileges (including telephone transfer privileges) at any time and for any reason.

         B.       DOLLAR COST AVERAGING

                  The dollar cost averaging program permits an owner to transfer systematically on a monthly basis a set dollar amount from the fixed account or the portfolios investing in the money market and the bond subaccounts to a subaccount chosen by the owner. Transfers will be made monthly as of the end of the valuation date starting on the first Monthiversary after the reallocation date. An owner may elect to participate in the dollar cost averaging program at any time by sending the Company a written request. To participate in the dollar cost averaging program, an owner must have at least $5,000 in each account from which the Company will make transfers and total monthly transfers must be at least $100. There is no charge for using the dollar cost averaging program. However, each transfer under this program counts towards the 12 free transfers permitted each year. The Company reserves the right to discontinue offering the dollar cost averaging program at any time and for any reason. Dollar cost averaging is not available while an owner is participating in the asset rebalancing program.

         C.       ASSET REBALANCING

                  An owner may instruct the Company to rebalance automatically (on a quarterly, semi-annual or annual basis) the Policy's cash value to maintain the percentage allocation specified in the owner's currently effective premium allocation schedule. An owner may elect to participate in the asset rebalancing program at any time by sending a completed allocation request form to the Company's administrative office before the maturity date. To participate in the asset rebalancing program, the Policy must have a cash value of at least $5,000. The allocation percentages must be in whole numbers. Subsequent changes to the allocation percentages may be made at any time by written or telephone instructions to the Company's administrative office. Once elected, asset rebalancing

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                  remains in effect until the owner instructs the Company to discontinue asset rebalancing. There is no charge for using the asset rebalancing program. However, each reallocation made under this program counts towards the 12 free transfers permitted each year. The Company reserves the right to discontinue offering the asset rebalancing program at any time and for any reason. Asset rebalancing is not available while an owner is participating in the dollar cost averaging program. Asset rebalancing will cease if the owner makes any transfer to or from any subaccount other than under a scheduled rebalancing.

         D.       TRANSFER ERRORS

                  In accordance with industry practice, the Company will establish procedures to address and to correct errors in amounts transferred among the subaccounts and the fixed account, except for de minimus amounts. The Company will correct non de minimus errors it makes and will assume any risk associated with the error. Owners will not be penalized in any way for errors made by the Company. The Company will take any gain resulting from the error.

III.     "REDEMPTION" PROCEDURES

         A.       "FREE-LOOK" RIGHT

                  The Policy provides for an initial free-look right during which an owner may cancel the Policy by returning it to the Company's administrative office, to one of the Company's branch offices or to the agent who sold the Policy. The free-look period expires 10 days after the owner receives the Policy. The free-look period may be longer in some states. Upon returning the Policy to the Company or to an authorized agent for forwarding to the Company's administrative office, the Policy will be deemed void from the beginning. Within seven days after the Company's administrative office receives the cancellation request and the Policy, the Company will pay a refund. In most states, the refund will be:

                  o any monthly deductions or other charges deducted from amounts allocated to the subaccounts and the fixed account; PLUS
                  o the cash value in the subaccounts and the fixed account on the date the Company (or its agent) receives the returned Policy at the Company's administrative office.

                  Some states may require the Company to refund all of the premiums paid for the Policy.

         B.       SURRENDERS

                  REQUESTS FOR NET SURRENDER VALUE. The owner may surrender the Policy at any time for its net surrender value. The net surrender value on any valuation date is the cash value, minus any surrender charge, minus any outstanding loan amount minus any interest owed on Policy loans. The net surrender value will be determined by the Company on the valuation date the Company's administrative office receives all required documents, including a satisfactory written request signed by the owner at the administrative office. The Company will cancel the Policy as of the date the written request is received at the Company's administrative office and the Company will ordinarily pay the net surrender value in a lump sum within seven days following receipt of the written request and all other required documents. The Policy cannot be reinstated after it is surrendered.

                  SURRENDER OF POLICY -- SURRENDER CHARGE. If the Policy is surrendered during the first 15 Policy years, the Company will deduct a surrender charge from the cash value and pay the remaining cash value (less any outstanding Policy loan amounts and unpaid interest) to the owner. One portion of the charge is an issue charge equal to $5.00 per $1,000 of initial specified amount. The other portion (the surrender charge base) is calculated by adding total premiums paid (up to the surrender charge base premium) to any premium paid above the surrender charge base premium multiplied by percentages that vary by issue age. The sum of the issue charge and the surrender

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                  charge base is then multiplied by the surrender charge factor.
                  The surrender charge factor is reduced by 20% per year beginning in Policy year 11, until it reaches zero at the end of the 15th Policy year.

C.                CASH WITHDRAWALS

                  WHEN WITHDRAWALS ARE PERMITTED. After the first Policy year, the owner may withdraw a portion of the cash value, subject to the following conditions:

                  o The owner must make cash withdrawal requests in writing.
                  o Only one cash withdrawal is allowed during a Policy year.
                  o The Company may limit the withdrawal amount to at least $500 and to no more than 10% of the net surrender value during the first 10 Policy years. The Company currently intends the limit the withdrawal amount to 25% of the net surrender value after the 10th Policy year.
                  o A cash withdrawal will not be permitted if it will reduce the specified amount below the minimum specified amount set forth in the Policy.
                  o The owner may specify the subaccount(s) and the fixed account from which the withdrawal will be taken. If the owner does not specify an account, the Company will deduct the Policy's value in the subaccounts and the fixed account in accordance with the owner's current premium allocation instructions.
                  o The Company generally will pay a cash withdrawal request within seven days following the valuation date on which the withdrawal request is received.
                  o The Company will deduct a processing fee equal to $25 or 2% of the amount withdrawn and will pay the owner the balance.
                  o The Company does not deduct a surrender charge when a cash withdrawal is taken.

                  The Company may delay making a payment if: (1) the disposal or valuation of the separate account's assets is not reasonably practicable because the NYSE is closed for other than a regular holiday or weekend, trading is restricted by the SEC, or the SEC declares that an emergency exists; or (2) the SEC by order permits postponement of payment to protect the Policy owners. The Company also may defer making payments attributable to a check that has not cleared, and may defer payment of proceeds from the fixed account for a withdrawal, surrender or Policy loan request for up to six months from the date the request is received. The Company will not defer payment of a withdrawal or Policy loan requested to pay a premium due on a policy issued by the Company.

                  EFFECT OF WITHDRAWAL ON DEATH BENEFIT. A cash withdrawal will reduce the cash value by the amount of the cash withdrawal and will reduce the death benefit by at least the amount of the cash withdrawal. If death benefit Option A is in effect, a cash withdrawal will reduce the specified amount by an amount equal to the amount of the cash withdrawal.

         D.       LAPSES

                  If the no lapse period is not in effect and if a sufficient premium has not been received by the 61st day after a grace period notice is sent, the Policy will lapse without value and no amount will be payable to the owner unless the Policy is reinstated within five years after the lapse and prior to the maturity date.

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         E.       PREMIUM CHARGES, CASH VALUE CHARGES AND MORTALITY AND EXPENSE
                  RISK CHARGE

                  PREMIUM CHARGES. The Company does not deduct any charges from premiums before allocating such premiums to the subaccounts and fixed account selected by the owner.

                  CASH VALUE CHARGES. On each Monthiversary, redemptions will be made from cash value for the monthly deduction, which is a charge compensating the Company for the services and benefits provided, costs and expenses incurred, and risks assumed by the Company in connection with the Policy. The monthly deduction consists of four components: (a) a monthly Policy charge; (b) the cost of insurance charge; (c) any charges for additional benefits added by riders to the Policy; and (d) any pro rata decrease charge incurred as a result of a decrease in specified amount.

                  MONTHLY DEDUCTION. A monthly deduction will be deducted pro rata from the Policy's value in each subaccount and the fixed account on the Policy date and on each Monthiversary (i.e., deductions will be withdrawn from each subaccount and the fixed account in proportion to the value each bears to the cash value).

                  The monthly deduction is equal to:

                  o      the monthly Policy charge; PLUS
                  o      the monthly cost of insurance charge for the Policy;
                         PLUS
                  o the monthly charge for any benefits provided by riders attached to the Policy; PLUS
                  o any pro rata decrease charge incurred as a result of a decrease in specified amount.

                  o MONTHLY POLICY CHARGE. The monthly Policy charge equals $5.00 each Policy month. The Company may waive this charge at issue on additional policies (not on the original Policy) purchased naming the same owner and insured.

                  o COST OF INSURANCE CHARGE. The cost of insurance charge is calculated monthly, and the amount varies each month depending on the attained age, gender and rate class of the insured and the length of time the Policy has been in force. For Policies with a specified amount of $250,000 or more, the Company generally charges a lower rate. The cost of insurance charge varies each month and is equal to:

                         o      the death benefit on the Monthiversary; DIVIDED
                                BY
                         o 1.0024663 (this factor reduces the net amount at risk, for purposes of computing the cost of insurance, by taking into account assumed monthly earnings at an annual rate of 3.0%); MINUS
                         o      the cash value on the Monthiversary; MULTIPLIED
                                BY
                         o the monthly cost of insurance rate for the Policy

                      These rates will never be greater than the guaranteed amounts stated in the Policy which are based on the 1980 Commissioners Standard Ordinary (C.S.O.) Mortality Tables and the insured's attained age, gender and rate class.

                  o OPTIONAL INSURANCE RIDERS. The monthly deduction will include charges for any optional insurance benefits added to the Policy by rider.

                  o PRO RATA DECREASE CHARGE. If the specified amount is decreased during the first 15 Policy years, the Company will deduct from the cash value a pro rata decrease charge equal to:

                         o the specified amount decrease requested by the owner; DIVIDED BY
                         o the full specified amount on the Policy date; MULTIPLIED BY
                         o the surrender charge as of the date of the decrease based on the specified amount on the Policy date.

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

                  A pro rata decrease charge will not be deducted from the cash value if the specified amount decrease results from:

                         o      a change in the death benefit option; or

                         o a cash withdrawal (when death benefit Option A is selected).

                  MORTALITY AND EXPENSE RISK CHARGE. Each valuation date, the Company deducts a daily charge from the cash value in each subaccount in an amount equal to the Policy's cash value in each subaccount multiplied by the daily pro rata portion of the annual mortality and expense risk charge rate of 0.90% (equal to 0.90% of the average daily net assets in each subaccount). the Company guarantees to reduce this charge to 0.60% after the 15th Policy year.

         F.       DEATH BENEFITS

                  DEATH BENEFIT PROCEEDS. As long as the Policy is in force, the Company will pay the death benefit proceeds to the beneficiary upon receipt at the Company's administrative office of satisfactory proof of the insured's death.

                  The death benefit proceeds equal:

                  o      the death benefit (described below); MINUS
                  o any past due monthly deductions if the insured dies during the grace period; PLUS
                  o      any additional insurance in force provided by rider;
                         MINUS
                  o any single-sum benefits paid under the living benefit rider; MINUS
                  o      any outstanding Policy loans; MINUS
                  o      any interest owed on Policy loan(s).

                  If all or part of the death benefit proceeds will be paid to the beneficiary in one sum, the Company will pay interest on this sum as required by applicable state law from the date the Company receives due proof of the insured's death to the date the Company makes payment. Generally payment will be made within seven days after the valuation date on which the Company has received at the Company's administrative office all materials necessary to constitute due proof of death.

                  If a payment option is elected, the death benefit will be applied to the option within seven days after the valuation date by which the Company received due proof of death and payments will begin under that option when provided by the option.

                  DEATH BENEFIT. The death benefit is determined at the end of the valuation period in which the insured dies. One of the two death benefits options offered under the Policy must be selected on the application. The two death benefits are:

                  OPTION A equals the greater of:

                  o      the current specified amount; or
                  o a specified percentage, called the limitation percentage, multiplied by the cash value on the insured's date of death.

                  OPTION B equals the greater of:

                  o      the current specified amount; PLUS
                         o      the cash value on the insured's date of death;
                                OR
                  o      the limitation percentage, MULTIPLIED BY
                         o      the cash value on the insured's date of death.

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

                  The Company guarantees that, regardless of the death benefit option selected, so long as the Policy does not lapse, the death benefit will never be less than the specified amount on the insured's date of death.

                  SUPPLEMENTAL DEATH BENEFITS. Supplemental death and other benefits may be added to the Policy by purchasing one or more riders as described in the current prospectus for the Policy.

         G.       POLICY LOANS

                  POLICY LOANS. The owner may obtain a Policy loan from the Company at any time by submitting a written, faxed, or telephone request to the Company's administrative office. The minimum loan amount may be $500 and the maximum loan amount is 90% of the Policy's cash value, less any surrender charge and any already outstanding loan amount, at the time of the loan. Policy loans will be processed as of the valuation date the request is received and loan proceeds generally will be sent to the owner within seven days thereafter.

                  COLLATERAL FOR POLICY LOANS. When a Policy loan is made, an amount equal to the loan proceeds is transferred from the cash value in the subaccounts or fixed account to the loan reserve. This withdrawal is made based on the owner's current premium allocation instructions, unless the owner specifies a different allocation when requesting the loan.

                  INTEREST ON POLICY LOANS. The Company charges interest on any outstanding Policy loan at an effective annual interest rate of 5.5% payable in arrears on each Policy anniversary. Loan interest that is unpaid when due will be added to the loan amount on each Policy anniversary and will bear interest at the same rate. The Company will credit the amount in the loan reserve with interest at an effective annual rate of at least 4%. An amount equal to the unpaid amount of interest is transferred to the loan reserve from each subaccount and the fixed account based on the owner's current premium allocation instructions, unless the owner directs otherwise.

                  After the 10th Policy year, you may borrow at preferred loan rates an amount equal to the cash value minus total premiums paid (reduced by any cash withdrawals) and minus any outstanding loan amounts (including any interest you owe on Policy loan(s)). We currently credit interest at a 5.5% preferred loan rate. THIS RATE IS NOT GUARANTEED.

                  EFFECT ON DEATH BENEFIT. If the death benefit becomes payable while a Policy loan is outstanding, the loan amount plus interest owed will be deducted in calculating the death benefit. If at any time the sum of outstanding loans, plus any interest owed, is more than the net surrender value of the Policy, the Company will send the owner, and any assignee of record, notice of the default and the owner will have a 61-day grace period to submit a sufficient payment to avoid lapse.

         I.       LUMP SUM PAYMENTS BY THE COMPANY

                  Lump sum payments of cash withdrawals, surrenders or death benefits from the subaccounts ordinarily will be made within seven days of the valuation date on which the Company receives the request and all required documentation at the Company's administrative office. The Company may postpone the processing of any such transactions for any of the following reasons:

                  o if the disposal or valuation of the separate account's assets is not reasonably practicable because the NYSE is closed for trading other than for customary holiday or the weekend closings, or trading on the NYSE is otherwise restricted, or an emergency exists, as determined by the SEC;
                  o when the SEC by order permits a delay for the protection of owners; or
                  o if the payment is attributable to a check that has not cleared.

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
                  The Company may defer, for up to six months after the date the Company receives the request, the payment of any proceeds from the fixed account for a transfer, cash withdrawal, or surrender request.

         J.       CONVERSION RIGHT

                  The owner has the right to transfer all of the subaccount value to the fixed account. During the first 24 Policy months, such a transfer is not counted for purposes of determining whether a transfer charge applies.

         K.       REDEMPTION ERRORS

                  In accordance with industry practice, the Company will establish procedures to address and to correct errors in amounts redeemed from the subaccounts and the fixed account, except for de minimus amounts. The Company will assume the risk of any non de minimus errors caused by the Company.

         L.       MISSTATEMENT OF AGE OR SEX

                  If the insured's age or gender has been misstated in the application or any other supplemental application, then the death benefit under the Policy will be adjusted based on what the initial premium would have purchased based on the insured's correct age and gender.

         M.       INCONTESTABILITY

                  The Policy limits the Company's right to contest the Policy as issued or as increased, for reasons of material misstatements contained in the application, after it has been in force during the insured's lifetime for a minimum period, generally for two years from the Policy date or the effective date of a reinstatement.

         N.       LIMITED DEATH BENEFIT

                  The Policy limits the death benefit if the insured dies by suicide generally within two years after the Policy date or the effective date of a reinstatement.

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